Exhibit 10.5

Joint Development Agreement

Effective Date	October _31st____, 2018
Parties:	Erchonia Corporation, LLC 650 Atlantis Road Melbourne Fl 32904 (“Erchonia”)
InnerScope Hearing Technologies, Inc. A Nevada Corporation 2151 Professional Drive, 2nd Flr. Roseville CA 95611 (“INND”)

For good and valuable consideration, the parties agree to the term set forth in this Joint Development Agreement (“Agreement”).

1.	Background:
a.	ERCHONIA is a world leader in the manufacture and development of Low Level Laser Therapy technology (“3LT”) and medical laser equipment using 3LT technology.
b.	INND is in the business of marketing and distributing hearing aid devices and related hearing products and services.
c.	INND has worldwide B2B hearing health care professionals and B2C eCommerce direct-to-consumer sales channels.
d.	The Parties wish to jointly conduct FDA Clinical Research and Trials for the purpose of obtaining a 510k FDA-Clearance for devices, technologies, methods and techniques used in the treatment of hearing related conditions and disorders, including, tinnitus, sensorineural hearing loss, central auditory processing disorders, dizziness, vertigo, balance disorders, and Meniere’s disease (“Hearing Disorders”).
e.	The Parties desire to jointly work to design and develop a new ERCHONIA 3LT laser(s) and related technologies and methods to be used to treat Hearing Disorders (the “Hearing Products and Methods”).
f.	Upon the successful development of new Hearing Products, INND desires to obtain an exclusive license to commercially distribute such Hearing Products and Methods worldwide.
g.	ERCHONIA and INND have entered into an “Exclusive Distributor Agreement” for ERCHONIA to grant an Exclusive License for worldwide distribution of the Hearing Product and Methods, as set forth in the Exclusive Distribution Agreement attached hereto as Attachment “A”.
h.	INND wishes to undertake certain research concerning the use of ERCHONIA’s current developed products for various applications on Hearing Disorders for determining treatment efficacy and protocols using ERCHONIA Products.
i.	The Parties wish to share the cost, risk, and benefit of such FDA Clinical Research and Trials on the terms set forth herein in this Agreement.
j.	The Parties agree that this Background will be considered terms of this Agreement.
2.	INND Investment:
a.	INND is a publicly traded Company on the OTCQB OTC trading under the symbol INND. INND is committed to this project and desires a long-term relationship with ERCHONIA. As consideration for the promises and undertakings contained in this agreement, upon the Effective Date the agreement, INND will transfer One Million (1,000,000) common shares of INND from INND to Kirkwall investments.
b.	The transfer of the One Million (1,000,000) common shares to Kirkwall investments is considered “controlled securities” and thus “Restricted” shares under the regulations of U.S. Securities and Exchange Commission (“SEC”) Rule 144. Since INND is a fully reporting public Company under the U.S. Securities and Exchange Act of 1934, the “Restricted” common shares will have a mandatory “Holding Period” of six (6) months from the issuing date before the shares can be sold on the open market by ERCHONIA.
3.	INND Obligations: INND’s will be responsible for the following requirements:
a.	INND will provide the staffing and facilities for a clinical trial to research the use and effectiveness of using the Hearing Products and Methods under development for medical or therapeutic treatment of Hearing Disorders and performing medical research related to such clinical trial (the “Clinical Research”). The Clinical Research shall be conducted in a professional manner, in accordance with clinical treatment protocols developed and overseen by qualified licensed medical and health care professionals. In coordination with Erchonia, INND shall be responsible for selecting the qualified professionals to perform such Clinical Research and for ensuring such professionals oversee the Clinical Research during the full term of such clinical trials and related research.
b.	INND will provide Doctors of Audiology as the Principal Investigators for all Clinical Research.
c.	The Clinical Research (including the clinical trials) shall be developed and organized to include up to 100 patients in the study. The patients shall be divided among at least two clinical test sites.
d.	The Clinical Research shall be conducted in accordance with all applicable medical and industry standards, and in accordance with all applicable laws, rules and regulations, and applicable health care regulations.
e.	INND will only use the ERCHONIA Products in such Clinical Research, except upon the consent of ERCHONIA or where required to study the safety and efficacy of the ERCHONIA Products compared to other Products as part of the Clinical Research.
4.	Erchonia Responsibilities:
a.	ERCHONIA will be the sponsor and be responsible for assisting INND with administrative and procedural requirements of the Clinical Research to be conducted by INND. Erchonia assistance will include: (i) providing a Clinical Research monitor, such as Elvira Walls from Regulatory Insight Inc.; and (ii) assist in locating an Institutional Review Board, such as Independent Review Consulting, Inc. to review and approve the research protocols.
b.	ERCHONIA will assist INND in overseeing the procedural and the administrative FDA regulatory compliance aspects of the Clinical Research.
c.	ERCHONIA will provide units of its Products as required to perform the Clinical Research up to a maximum of 3 units.
d.	ERCHONIA will be responsible for filing for utility or design patent applications that may be applicable to any devices and methods developed and used during the clinical research process.
e.	To the extent any new products, methods, or technology is developed as a result of the Clinical Research into Hearing Disorders, such new products, methods, or technology will be licensed to INND under the terms of the Exclusive Distribution Agreement attached as Exhibit A to this agreement.
5.	Development Costs:
a.	The Parties agree to share equally the costs (including attorney’s fees) of filing any and all patent applications and obtaining the issuance of any patents, or the cost of protecting or registering any other intellectual property rights in the Clinical Research or derived from the results of the Clinical Research as described in 4(d) herein above.
b.	INND agrees to share equally in all costs associated with the FDA administrative and procedural requirements of the Clinical Research, as described in 4(a) herein above.
c.	INND is responsible for all costs associated for providing the site locations as describe in 3(a)(b)(c) herein above.
d.	ERCHONIA shall bear all costs associated with the development of its products, or jointly develop products and make available to INND those products for the Clinical Research and under Attachment “A”, Exclusive Distribution Agreement attached hereof made part of the Agreement as describe in 3(e) and 4(e) herein above.
e.	To the extent one party incurs costs under this paragraph, which costs are to be shared, it will promptly invoice the other party for its share of such costs and such invoices will be paid promptly upon receipt.

6.	Ownership of Intellectual Property Rights: All intellectual property rights, including any patent rights, in the Hearing Products and Methods developed under this agreement will be owned as follows:

a.	All utility patent rights in the Hearing Products and Methods will be owned solely by Erchonia to the extent such patent rights are granted for any device or apparatus.
b.	All utility patent rights in the Hearing Products and Methods will be jointly owned by the parties to the extent such patent rights apply to any method or technique related to the Hearing Products and Methods. The parties agree that such rights will be exclusively licensed to Erchonia for the duration of such patents to the extent such rights relate to the use of any products which are the subject of any utility patent rights owned by Erchonia under the terms of this agreement.

c.	All design patent rights in the Hearing Products and Methods will be jointly owned by the parties to the extent such design patent rights apply the Hearing Products and Methods. During the term of this agreement, the parties agree that such rights will be exclusively licensed to Erchonia to the extent such rights relate to the design of any products which are the subject of any utility patent rights owned by Erchonia under the terms of this agreement.

d.	To the extent any intellectual property rights are associated with the Clinical Research data developed under the terms of this agreement, all rights in such data will be owned by Erchonia. All such Clinical Research data will be considered Confidential Information under the terms of this agreement unless and until such data is published. The parties agree they will cooperate in the 510K process to obtain FDA clearance for the Hearing Products and Methods, and will not publish any information related to the products until such time as publication is appropriate in accordance with FDA regulations and similar industry regulations. At the appropriate time the parties will cooperate in publication of data related to the Clinical Research and it is anticipated that such publication will list the parties or their appropriate personnel as is standard practice in the industry for such publications, including listing Erchonia as the manufacturer of the products. The parties will cooperate in good faith in preparing such publications.

e.	During the term of this agreement, the parties agree that the treatment applications based upon the Clinical research will be exclusively licensed to INND.
7.	Term of Agreement: The initial term of this agreement will be three (3) years from the Effective date first set forth above. Upon the expiration of the initial term, this agreement will automatically renew for successive one (1) year renewal terms unless either party gives the other party not less than ninety (90) days written notice of its intent not to renew this agreement.

8.	Termination:
a.	Either party may terminate this agreement upon a material breach of the other party which breach is not cured within thirty (30) days after written notice of breach is given to the breaching party.
b.	Upon expiration of the initial term of this agreement, either party may terminate this agreement at any time upon ninety (90) days written notice to the other party. Notwithstanding the foregoing, the Exclusive License Agreement will only be terminated in accordance with its terms.
c.	Upon completion of the Clinical Research, either party may terminate this agreement upon ninety (90) days written notice to the other party, if, in such party’s reasonable good faith determination, the results of the Clinical Research show that: (i) the products and methods being evaluated are not reasonable viable or effective for the treatment of the Hearing Disorders; (ii) the cost, time and effort involved in further development of the products and methods being evaluated show that the project is not scientifically or economically viable or that further efforts in this regard are not economically, medically or otherwise justifiable.
9.	Confidentiality:
a.	In connection with this Agreement, each party may disclose to the other party, or permit the other party to have access to, information that is confidential and proprietary to the disclosing party (the “Confidential Information”). Confidential Information includes but is not limited to the Hearing Products and Methods, designs for the Hearing Products and Methods, know-how, business or marketing strategies, plans for the Hearing Products and Methods, plans for research and development, development tools, financial information, production costs and information, and supplier and customer lists and information and medical research conducted during the performance of this agreement; Clinical Research, and patient information learned during Clinical Research. Confidential Information further includes any information identified or marked as “Confidential,” “Proprietary,” or similarly marked. The terms of this agreement will also be considered Confidential Information.
b.	Neither party will not copy, reproduce, disclose, disseminate or provide any Confidential Information to any third party, without the prior written consent of the disclosing party. In addition, the parties agree that they will use the Confidential Information only for the purpose of carrying out their obligations under this agreement. Upon termination of this agreement for any reason, any recipient will return all Confidential Information and any copies of it to the Disclosing Party and will remove and delete any such Confidential Information for any computers, computer systems or other electronic, magnetic or optical media in its possession or control.
c.	Nothing in this agreement will prevent any party from dealing with its own Confidential Information in any manner it deems appropriate.
d.	Notwithstanding the above, the following materials will not be deemed confidential:
i.	Information which was in the public domain at the time of disclosure
ii.	Information which was published or otherwise became part of the public domain after disclosure to the Distributor through no fault of the Distributor; and
iii.	Information which was received from a third party who did not acquire it, directly or indirectly, from Erchonia under an obligation of confidence except where required by law.

10.	Independent Contractors: It is understood that both Parties are independent contractors and engage in the operation of their own respective businesses. Neither Party will be considered the agent of the other Party for any purpose whatsoever nor does any Party have any authority to enter into any contract or assume any obligation for the other Party or to make any warranty or representation on behalf of the other Party. Each Party is fully responsible for its own employees, servants and agents, and the employees, servants and agents of one Party will not be deemed to be employees, servants and agents of the other Party for any purpose.

11.	Public Announcements: No party will make any public disclosure or public announcement of any information related to this agreement without the prior consent of the other party.
12.	Assignment: No party may assign this agreement or any rights or obligations under this agreement without the prior consent of the other party.
13.	Arbitration. The parties intend to negotiate in good faith and resolve any dispute arising under this Agreement. In the event the parties are unable to resolve any such dispute to binding arbitration for settlement in accordance with the rules of the American Arbitration Association. Notwithstanding the foregoing, any party may seek and obtain emergency or preliminary equitable or injunctive relief from any court of competent jurisdiction in order to prevent irreparable injury or to preserve the status quo pending any ruling in arbitration. In any action seeking equitable or injunctive relief pursuant to this paragraph (and notwithstanding any arbitration rule to the contrary), the Court (rather than the arbitrator) will have the power to determine any questions of its jurisdiction or authority to issue such a ruling.
14.	General Provisions:
a.	Modification: This agreement may only be modified by an agreement in writing signed by both parties.
b.	Counterparts: This agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument
c.	Notices. All notices and communications required under this Agreement will be in writing and will be delivered in person, or mailed, postage prepaid, by overnight express carrier, to the address of the parties listed at the beginning of this Agreement, or to any other address as such party designates in a written notice to the other party. All notices sent pursuant to the terms of this section will be deemed received on the date of delivery if personally delivered, or if sent by overnight express carrier, on the next business day immediately following the day sent
d.	Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of any other provisions hereof.
e.	Governing Law. This Agreement shall be governed in all respects by the laws of the United States and the State of Florida, except for conflict of laws provisions. The parties agree that for any dispute, controversy or claim arising out of or in connection with this Agreement, venue and personal jurisdiction shall be in the federal or state court with competent jurisdiction located in Brevard Country, Florida.
f.	Entire Agreement. This Agreement constitutes and expresses the entire agreement and understanding between the parties hereto with respect to the subject matter, all revisions discussions, promises, representation, and understanding relative thereto, if any, being herein merged.

Erchonia Corporation, LLC By ______________________________ Title______________________________	InnerScope Hearing Technologies, Inc. By ______________________________ Title ______________________________

Exhibits

Exhibit A – Exclusive License Agreement